                                                                    Exhibit 99.1
                                                                    ------------



                                   AGREEMENT

                              AND PLAN OF MERGER

                                 By and Among

                        UnitedHealth Group Incorporated

                             Leo Acquisition Corp.

                                      and

                             Lifemark Corporation



                               ________________

                               October 10, 2000

                               ________________

                                TABLE OF CONTENTS

ARTICLE I.  THE MERGER.......................................................................................     1
     1.1.   The Merger.......................................................................................     1
     1.2.   Effect of Merger.................................................................................     2
     1.3.   Effective Time...................................................................................     2
     1.4.   Certificate of Incorporation; Bylaws.............................................................     2
     1.5.   Directors and Officers...........................................................................     2
     1.6.   Taking of Necessary Action; Further Action.......................................................     2
     1.7.   The Closing......................................................................................     3

ARTICLE II.  CONVERSION OF SECURITIES........................................................................     3
     2.1.   Conversion of Securities.........................................................................     3
     2.2.   Stock Options....................................................................................     5
     2.3.   Exchange of Certificates.........................................................................     6
     2.4.   Dissenting Shares................................................................................     8

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................................................     8
     3.1.   Organization and Qualification...................................................................     8
     3.2.   Capital Stock of Subsidiaries....................................................................     9
     3.3.   Capitalization...................................................................................     9
     3.4.   Authority Relative to this Agreement.............................................................    11
     3.5.   No Conflict; Required Filings and Consents.......................................................    11
     3.6.   SEC Filings; Financial Statements................................................................    12
     3.7.   Absence of Changes or Events.....................................................................    13
     3.8.   Absence of Certain Developments..................................................................    13
     3.9.   Litigation.......................................................................................    13
     3.10.  Title to Properties..............................................................................    13
     3.11.  Certain Contracts................................................................................    14
     3.12.  Compliance with Law..............................................................................    14
     3.13.  Intellectual Property Rights.....................................................................    15
     3.14.  Taxes............................................................................................    17
     3.15.  Employees........................................................................................    18
     3.16.  Employee Benefit Plans...........................................................................    19
     3.17.  Environmental Matters............................................................................    21
     3.18.  Insurance........................................................................................    22
     3.19.  Foreign Corrupt Practices Act....................................................................    22
     3.20.  Finders or Brokers...............................................................................    22
     3.21.  Board Recommendation.............................................................................    22
     3.22.  Vote Required....................................................................................    22
     3.23.  Opinion of Financial Advisor.....................................................................    23
     3.24.  Tax Matters......................................................................................    23
     3.25.  State Takeover Statutes..........................................................................    23
     3.26.  Registration Statement; Proxy Statement/Prospectus...............................................    23

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF MERGER SUB AND PARENT.........................................    24

     4.1.   Organization and Qualification...................................................................    24
     4.2.   Capitalization...................................................................................    24
     4.3.   Authority Relative to this Agreement.............................................................    24
     4.4.   No Conflicts; Required Filings and Consents......................................................    25
     4.5.   SEC Filings; Financial Statements................................................................    25
     4.6.   Absence of Changes or Events.....................................................................    26
     4.7.   Litigation.......................................................................................    26
     4.8.   Finders or Brokers...............................................................................    26
     4.9.   Tax Matters......................................................................................    26
     4.10   Registration Statement; Proxy Statement/Prospectus...............................................    27

ARTICLE V.  COVENANTS AND AGREEMENTS.........................................................................    27
     5.1.   Conduct of Business of the Company Pending the Merger............................................    27
     5.2.   Preparation of Registration Statement; Proxy Statement/Prospectus................................    30
     5.3.   Meeting of Stockholders..........................................................................    30
     5.4.   Additional Agreements; Cooperation...............................................................    30
     5.5.   Publicity........................................................................................    31
     5.6.   No Solicitation..................................................................................    31
     5.7.   Access to Information............................................................................    33
     5.8.   Notification of Certain Matters..................................................................    33
     5.9.   Resignation of Officers and Directors............................................................    33
     5.10   Indemnification..................................................................................    34
     5.11.  Stockholder Litigation...........................................................................    35
     5.12.  Employee Benefit Plans...........................................................................    35
     5.13.  Determination of Optionholders...................................................................    36
     5.14.  Preparation of Tax Returns.......................................................................    37
     5.15.  Rule 145 Matters.................................................................................    37
     5.16.  Tax-Free Reorganization..........................................................................    37
     5.17.  SEC Filings; Compliance..........................................................................    37
     5.18.  Listing of Additional Shares.....................................................................    38

ARTICLE VI.  CONDITIONS TO CLOSING...........................................................................    38
     6.1.   Conditions to Each Party's Obligation to Effect the Merger.......................................    38
     6.2.   Conditions to Obligations of Parent..............................................................    38
     6.3.   Conditions to Obligations of the Company.........................................................    40

ARTICLE VII.  TERMINATION....................................................................................    41
     7.1.   Termination......................................................................................    41
     7.2.   Effect of Termination............................................................................    43
     7.3.   Fees and Expenses................................................................................    43
     7.4    Non-solicitation.................................................................................    45

ARTICLE VIII.  MISCELLANEOUS.................................................................................    45
     8.1.   Nonsurvival of Representations and Warranties....................................................    45
     8.2.   Waiver...........................................................................................    45
     8.3.   Notices..........................................................................................    45
     8.4.   Counterparts.....................................................................................    46
     8.5.   Interpretation...................................................................................    46
     8.6.   Amendment........................................................................................    47
     8.7.   No Third Party Beneficiaries.....................................................................    47
     8.8.   Governing Law....................................................................................    47
     8.9.   Entire Agreement.................................................................................    47
     8.10   Validity.........................................................................................    47
SIGNATURES...................................................................................................    48

EXHIBITS

A    Voting Agreement
B    Certificate of Merger
C    Form of Company Affiliate Letter
D    Form of Employment Agreement of Rhonda E. Brede
E    Form of Employment Agreement of Michael J. Kennedy
F    Form of Employment Agreement of Richard M. Jelinek
G    Form of Employment Agreement of Dave Decker
H    Form of Employment Agreement of Mete Sahin

                         AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated October 10,
                                              ---------
2000, is made and entered into by and among UnitedHealth Group Incorporated, a Minnesota corporation ("Parent"), Leo Acquisition Corp., a Delaware corporation
                        ------
and wholly owned subsidiary of Parent ("Merger Sub"), and Lifemark Corporation,
                                        ----------
a Delaware corporation (the "Company").  Merger Sub and the Company are
                             -------
sometimes collectively referred to as the "Constituent Corporations."

     WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have determined that it is advisable and in the best interests of the respective corporations and their stockholders that Merger Sub be merged with and into the Company in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and the terms of this Agreement, pursuant to which the
                  ----
Company will be the surviving corporation and will be a wholly owned subsidiary of Parent (the "Merger"); and
                ------

     WHEREAS, unless the Election hereinafter referred to is made, for United States federal income tax purposes the parties intend that the Merger shall qualify as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement constitute a "plan of
                          ----
reorganization" within the meaning of the Code; and

     WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with, and establish various conditions precedent to, the Merger; and

     WHEREAS, as an inducement to Parent to enter into this Agreement, certain principal stockholders of the Company are concurrently herewith entering into a Voting Agreement (the "Voting Agreement") in substantially the form attached
                       ----------------
hereto as Exhibit A, whereby each such stockholder agrees to vote in favor of
          ---------
the Merger and all other transactions contemplated by this Agreement.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement and in the Certificate of Merger (as defined in Section 1.3 hereof), the parties hereto, intending to be legally bound, agree as follows:


                                   ARTICLE I

                                  THE MERGER

     1.1. The Merger. At the Effective Time (as defined in Section 1.3 hereof), subject to the terms and conditions of this Agreement and the Certificate of Merger (as defined in Section 1.3 hereof), Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."
                                                     ---------------------

     1.2. Effect of Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, the Surviving Corporation shall succeed to and possess all the properties, rights, privileges, immunities, powers, and franchises, and be subject to all the duties, liabilities, debts, obligations, restrictions and disabilities, of the Constituent Corporations, all without further act or deed.

     1.3. Effective Time. Subject to the terms and conditions of this Agreement, the parties hereto will cause a copy of the Certificate of Merger, attached hereto as Exhibit B (the "Certificate of Merger") to be executed,
                   ---------       ---------------------
delivered and filed with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL at the time of the Closing (as defined in Section 1.7 hereof). The Merger shall become effective upon filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or at such later time as may be agreed to by the parties and set forth in the Certificate of Merger. The time of effectiveness is herein referred to as the "Effective Time." The day on which the Effective Time shall occur is
        --------------
herein referred to as the "Effective Date."
                           --------------

     1.4. Certificate of Incorporation; Bylaws. From and after the Effective Time and until further amended in accordance with applicable law, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, as amended in the Certificate of Merger to change the name of the Surviving Corporation to that of the Company. From and after the Effective Time and until further amended in accordance with law, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

     1.5. Directors and Officers. From and after the Effective Time, the directors of the Surviving Corporation shall be the persons who were the directors of Merger Sub immediately prior to the Effective Time, and the officers of the Surviving Corporation shall be the persons who were the officers of Merger Sub immediately prior to the Effective Time. Said directors and officers of the Surviving Corporation shall hold office for the term specified in, and subject to the provisions contained in, the Certificate of Incorporation and Bylaws of the Surviving Corporation and applicable law. If, at or after the Effective Time, a vacancy shall exist on the Board of Directors or in any of the offices of the Surviving Corporation, such vacancy shall be filled in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation.

     1.6. Taking of Necessary Action; Further Action. Parent, Merger Sub and the Company, respectively, shall each use its or their reasonable best efforts to take all such action as may be necessary or appropriate to effectuate the Merger under the DGCL at the time specified in Section 1.3 hereof. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of either of the Constituent Corporations, the officers of the Surviving Corporation are fully authorized in the name of each Constituent Corporation or otherwise to take, and shall take, all such lawful and necessary action.

     1.7. The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of the Company within
                -------
two business days after the date on which the last of the conditions set forth in Article VI shall have been satisfied or waived, or at such other place and on such other date as is mutually agreeable to Parent and the Company (the "Closing
                                                                         -------
Date").  The Closing will be effective as of the Effective Time.
----

                                  ARTICLE II

                           CONVERSION OF SECURITIES

     2.1. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of any shares of Company Common Stock (defined below) or the holder of any options, warrants or other rights to acquire or receive shares of Company Common Stock, the following shall occur:

          (a) Conversion of Company Common Stock. At the Effective Time, and subject to the provisions of Section 2.1(b) below, each share of common stock, par value $.01 per share, of the Company (the "Company Common
                                                           --------------
     Stock") issued and outstanding immediately prior to the Effective Time
     -----
     (other than any shares of Company Common Stock to be canceled pursuant to
     Section 2.1(c)) will be canceled and extinguished and be converted automatically into the right to receive that number of shares (the "Exchange Ratio") of common stock, par value $.01 per share, of the Parent
      --------------
     (the "Parent Common Stock") which is equal to the Per Share Price, as
           -------------------
     defined in (i) below, divided by the Parent Average Price, as defined in
     (ii) below.

               (i)  The term "Per Share Price" means:
                              ---------------

                    (A)  If the Parent Average Price is $95.00 or more, $10.55;

                    (B)  If the Parent Average Price is $88.00 or less, $10.08;
               and

                    (C) If the Parent Average Price is more than $88.00 and less than $95.00, the sum of $10.08 plus the product of

                                     Parent Average Price - $88.00
                    $0.47 X ( __________________________________________ )
                                                  $7.00


               (ii) The term "Parent Average Price" means the average closing
                              --------------------
          price per share of Parent Common Stock on the New York Stock Exchange for the ten consecutive trading days ending with and including the second business day preceding the Closing Date; provided, that if the amount so calculated is more than $113.00, the term "Parent Average Price" shall mean $113.00.

          (b)  Parent Election to Pay in Cash. Notwithstanding the provisions of
     Section 2.1(a), if the Parent Average Price is $88.00 or less, Parent may elect (the "Election"), by means of written notice delivered to the Company
                 --------
     prior to or at the Closing Date, that each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.1(c) and other than any Dissenting Shares, as such term is defined in
     Section 2.4) will be canceled and extinguished and be converted automatically into the right to receive from Parent an amount of cash equal to the Per Share Price. If Parent makes the Election, each such share of Company Common Stock shall, at the Effective Time, be canceled and extinguished and be converted automatically into the right to receive such amount of cash.

          (c) Cancellation of Company Common Stock Owned by Parent or the Company. At the Effective Time, all shares of Company Common Stock that are owned by Company as treasury stock and each share of Company Common Stock owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

          (d) Company Stock Option Plans. At the Effective Time the 1995 Stock Option Plan, the 1996 Stock Option Plan, the 1995 Directors' Stock Option Plan, the 1996 Non-Employee Director Stock Option Plan, the 1998 CEO Stock Option Plan, the 1999 Executive Stock Option and Ownership Plan, the 2000 Non-Employee Director Stock Plan, the Medicus 1989 Stock Option Plan, and the Medicus 1991 Stock Option Plan (collectively, the "Company Stock Option
                                                            --------------------
     Plans") and all options to purchase Company Common Stock then outstanding
     -----
     under the Company Stock Option Plans shall be assumed by Parent in accordance with Section 2.2 hereof.

          (e) Capital Stock of Merger Sub. At the Effective Time, each share of common stock, $0.01 par value, of Merger Sub ("Merger Sub Common Stock")
                                                    -----------------------
     issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Corporation, and the Surviving Corporation shall be a wholly owned subsidiary of Parent. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

          (f) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted in the event of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock occurring after the beginning of the calculation period referred to in Section 2.1(a)(ii) and prior to the

     Effective Time, so as to provide holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such stock split, reverse split, stock dividend, reorganization, recapitalization or other like change.

          (g) Fractional Shares. No fraction of a share of Parent Common Stock will be issued, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the closing price for a share of Parent Common Stock on the New York Stock Exchange on the last full trading day prior to the Effective Time.

     2.2. Stock Options.

     (a) At the Effective Time, each outstanding option to purchase shares of Company Common Stock under the Company Stock Option Plans (each, a "Company
                                                                    -------
Option"), whether vested or unvested, shall be assumed by Parent and converted
------
into an option (each, a "Parent Option") to acquire, on substantially the same
                         -------------
terms and conditions, including but not limited to any performance criteria set forth in the applicable stock option agreements (provided, that notwithstanding any termination of employment with Parent or any resignation as a director of the Company, each optionee shall be deemed, solely for the purposes of such Parent Option, to be an employee or director, as the case may be, for the entire term of each such Parent Option), as were applicable under such Company Option, the number of whole shares of Parent Common Stock equal to the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio (calculated, if the Election is made, based on the greater of the Parent Average Price determined as set forth in Section 2.1(a)(ii) or a Parent Average Price of $80.00 per share, and in any event rounded down to the nearest whole number of shares of Parent Common Stock), and the per share exercise price of the shares of Parent Common Stock issuable upon exercise of such Parent Option shall be equal to the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time divided by the Exchange Ratio (calculated, if the Election is made, as set forth above, and in any event rounded up to the nearest whole cent). The Company shall not, and shall cause any Company Stock Option Plan administrator not to, take any action prior to the Effective Time that will extend the exercise period of any Company Option or cause the vesting period of any Company Option to accelerate under any circumstances (other than as may already be provided by the terms of such Company Option or as is contemplated by this Section 2.2(a)), regardless of whether such circumstances are to occur before or after the Effective Time, or otherwise amend the terms of outstanding Company Options.

     (b) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Parent Options and to file all documents required to be filed to cause the shares of Parent Common Stock issuable upon exercise of the Parent Options to be listed on the New York Stock Exchange. As soon as practicable after the Effective Time, but no later than five business days after the Effective Time, Parent shall file a registration statement with the U.S. Securities and Exchange Commission (the "SEC") on Form S-8 (or any successor
                                         ---
form) or another appropriate form with respect to the Parent Common Stock subject to such Parent Options, and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Parent Options remain outstanding. As soon as practicable after the Effective Time, Parent shall inform in writing the holders of Company Options of their rights pursuant to the Company Stock Option Plans and the agreements evidencing the grants of such Company Options shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 2.2(a) hereof), after giving effect to the Merger and the assumption by Parent of the Company Options as set forth herein.

     2.3. Exchange of Certificates.

     (a) Prior to the Effective Time, Parent shall designate a commercial bank, trust company or other financial institution, which may include Parent's stock transfer agent, to act as exchange agent ("Exchange Agent") in the Merger.
                                           --------------

     (b) If the Election is not made, promptly after the Effective Time Parent shall make available to the Exchange Agent for exchange in accordance with this
Article II, (i) the aggregate number of shares of Parent Common Stock issuable pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock, and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 2.1(g). If the Election is made, promptly after the Effective Time Parent shall deposit with the Exchange Agent the aggregate amount of cash payable pursuant to Section 2.1 with respect to outstanding shares of Company Common Stock. The shares, if any, and cash so made available or deposited with the Exchange Agent are referred to herein as the "Exchange Fund."
     -------------

     (c) Promptly, and in any event no later than ten business days after the Effective Time, the Parent shall cause to be mailed to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") (i)
                                                             ------------
a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and shall be in such form and have such other provisions as Parent may reasonably specify and which shall be reasonably acceptable to the Company) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock (and cash in lieu of fractional shares) or, if the Election is made, in exchange for cash. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange a certificate representing the number of whole shares of Parent Common Stock, plus cash in lieu of fractional shares in accordance with Section 2.1(g), to which such holder is entitled pursuant to Section 2.1, or, if the Election is made, cash as provided in Section 2.1, and the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 2.3, each Certificate that, prior to the Effective Time, represented shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the right to receive the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted and the right to receive an amount of cash in lieu of the issuance of any fractional shares in accordance with Section 2.1(g) or, if the Election is made, cash as provided in
Section 2.1.

     (d) If the Election is not made, no dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. In such event, subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

     (e) None of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock for any amount properly delivered to a public official in compliance with any abandoned property, escheat or similar law.

     (f) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided in this Agreement or by law.

     (g) Subject to any applicable escheat or similar laws, any portion of the Exchange Fund that remains unclaimed by the former stockholders of the Company for one year after the Effective Time shall be delivered by the Exchange Agent to Parent, upon demand of Parent, and any former stockholders of the Company shall thereafter look only to Parent for satisfaction of their claim for certificates representing shares of Parent Common Stock (and cash in lieu of fractional shares) or, if the Election is made, cash, in exchange for their shares of Company Common Stock pursuant to the terms of Section 2.1 hereof.

     (h) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact, in form and substance acceptable to the Exchange Agent, by the person claiming such Certificate to be lost, stolen or destroyed, and complying with such other conditions as the Exchange Agent may reasonably impose (including the execution of an indemnification undertaking or the posting of an indemnity bond or other surety in favor of the Exchange Agent and Parent with respect to the Certificate alleged to be lost, stolen or destroyed), the Exchange Agent will deliver to such person, such shares of Parent Common Stock and cash in lieu of fractional shares, if any, or, if the Election is made, cash, as may be required pursuant to Section 2.1.

     2.4. Dissenting Shares. For purposes of this Agreement, the term "Dissenting Shares" means any shares of Company Common Stock issued and
 -----------------
outstanding immediately prior to the Effective Time with respect to which appraisal rights apply under Section 262 of the DGCL and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded properly in writing appraisal for such shares in accordance with
Section 262 of the DGCL. Notwithstanding any provision of this Agreement to the contrary, Dissenting Shares shall not be converted into the right to receive the consideration provided for in Section 2.1(b), and holders of such Dissenting Shares shall be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL unless and until such holders fail to perfect or effectively withdraw or otherwise lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or otherwise loses such right, such Dissenting Shares shall thereupon be treated as if they had been converted into and become exchangeable for, at the Effective Time, the right to receive the consideration provided for in Section 2.1(b), without any interest thereon. Notwithstanding anything to the contrary contained in this Section 2.4, if (a) the Merger is rescinded or abandoned or (b) the stockholders of the Company revoke the authority to effect the Merger, then the right of any stockholder to be paid the fair value of such stockholder's Dissenting Shares pursuant to Section 262 of the DGCL shall cease. The Company shall give Parent prompt notice of any demands received by the Company for appraisals of Dissenting Shares. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisals or offer to settle or settle any such demands.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Merger Sub and Parent that the statements contained in this Article III are true and correct, except as set forth in the letter delivered by the Company to Merger Sub on the date hereof (the "Company Disclosure Letter") (which Company Disclosure Letter sets forth
      -------------------------
the exceptions to the representations and warranties contained in this Article III under captions referencing the Sections to which such exceptions apply):

     3.1. Organization and Qualification. Each of the Company and its Subsidiaries (as defined below) is a company (including a corporation, a limited liability company, a limited partnership or a similar entity with corporate characteristics including limited liability of stockholders or other owners) duly organized, validly existing, duly registered (if applicable) and, if applicable, in good standing under the laws of the jurisdiction of its organization and each such entity has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to carry on its business as it is now being conducted, and is qualified to conduct business, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified that would not, individually or in the aggregate, have, or would not reasonably be expected to have, a Company Material Adverse Effect (as defined below). Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or other applicable charter document (any such document of any business entity hereinafter referred to as its "Charter Document") or its
                                                ----------------
Bylaws, or other applicable governing document (any such documents of any business entity hereinafter referred to as its "Governing Document"). As used in
                                                ------------------
this Agreement, the term "Company Material Adverse Effect" means any change,
                          -------------------------------
effect, event or condition that (i) has a material adverse effect on the assets, business, results of operations, condition (financial or other) or prospects of the Company and its Subsidiaries, taken as a whole, or (ii) would prevent or materially delay the Company's ability to consummate the transactions contemplated hereby. As used in this Agreement, the term "Subsidiary" when used
                                                          ----------
with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions.

     3.2. Capital Stock of Subsidiaries. Neither the Company nor any of its Subsidiaries owns, controls or holds with the power to vote, directly or indirectly, of record, beneficially or otherwise, any share capital, capital stock or any equity or ownership interest in any company, corporation, limited liability company, partnership, association, joint venture, business, trust or other entity, except for the Subsidiaries described in the Company SEC Reports (as defined in Section 3.6(a) hereof) or listed in Section 3.2 of the Company Disclosure Letter, and except for ownership of securities in any publicly traded company held for investment by the Company or any of its Subsidiaries and comprising less than five percent of the outstanding stock of such company. Except as set forth in Section 3.2 of the Company Disclosure Letter, the Company is directly or indirectly the registered, record and beneficial owner of all of the outstanding share capital or shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such Subsidiary) of each of its Subsidiaries, there are no proxies with respect to such shares, and no equity securities of any of such Subsidiaries are or may be required to be issued by reason of any options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, share capital or shares of any capital stock of any such Subsidiary, and there are no contracts, commitments, understandings or arrangements by which the Company or any such Subsidiary is bound to issue, transfer or sell any share capital or shares of such capital stock or securities convertible into or exchangeable for such shares. Other than as set forth in Section 3.2 of the Company Disclosure Letter, all of such shares so owned by the Company are validly issued, fully paid and nonassessable and are owned by it free and clear of any claim, lien, pledge, security interest or other encumbrance of any kind (collectively "Liens") with respect thereto other than restrictions on transfer pursuant to
 -----
applicable securities laws.

     3.3. Capitalization. (a) The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock, 1,000,000 shares, par value $.0l per share, of

Preferred Stock; and 6.85 shares, par value $1,000 per share, of Voting Preferred Stock (such Preferred Stock and Voting Preferred Stock being referred to herein collectively as the "Company Preferred Stock"). As of the date hereof,
                               -----------------------
(i) 5,157,694 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) the Company had no shares of Company Common Stock held in its treasury, (iv) 1,673,797 shares of Company Common Stock were reserved for issuance under the Company Stock Option Plans and the Company's Employee Stock Purchase Plan (the "ESPP"), (v) Company Options to purchase 1,067,627 shares of Company Common
 ----
Stock in the aggregate had been granted and remained outstanding under the Company Stock Option Plans, (vi) warrants to purchase 10,000 shares of Company Common Stock (the "Warrants") were outstanding, (vii) $300,000 principal amount
                   --------
of notes convertible into 77,922 shares of Company Common Stock (the "Convertible Notes") were outstanding, and (viii) except for the Company
 -----------------
Options, the Warrants, the Convertible Notes, and rights to the issuance of 208,281 shares of Company Common Stock in the aggregate under the ESPP, there were no outstanding Rights (defined below). Except as set forth above or in
Section 3.3 of the Company Disclosure Letter, the Company has no outstanding bonds, debentures, notes or other securities or obligations the holders of which have the right to vote or which are convertible into or exercisable for securities having the right to vote on any matter on which any stockholder of the Company has a right to vote. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are not as of the date hereof any existing options, warrants, stock appreciation rights, stock issuance rights, calls, subscriptions, convertible securities or other rights which obligate the Company or any of its Subsidiaries to issue, exchange, transfer or sell any shares in the capital of the Company or any of its Subsidiaries, other than Company Common Stock issuable under the Company Stock Option Plans, the Warrants, the Convertible Notes and the ESPP, or awards granted pursuant thereto (collectively, "Rights"). As of the date hereof, there are no outstanding
                ------
contractual obligations of the Company or any of its Subsidiaries to repurchase, reprice, redeem or otherwise acquire any shares of the capital of the Company or any of its Subsidiaries. As of the date hereof, there are no outstanding contractual obligations of the Company to vote or to dispose of any shares in the capital of any of its Subsidiaries. The Company does not hold any rights to repurchase any shares of Company Common Stock which are subject to unvested Company Options or other Rights.

     (b) Subsequent to May 31, 2000, the Company has not issued any shares of Company Common Stock or Company Preferred Stock, or issued any Company Options or other Rights, or amended the terms of any of the Company Stock Option Plans, Company Options, or other Rights or the instruments or agreements under which such Rights are outstanding, or waived any of the terms or conditions of any such Company Stock Option Plans, Company Options, other Rights, instruments or agreements, except as contemplated by Section 2.2(a) and except for (i) Company Options to purchase an aggregate of 50,000 shares of Company Common Stock which were granted on June 1, 2000 under the Company's 2000 Non-Employee Director Stock Plan, (ii) an aggregate of 25,000 shares of restricted Company Common Stock which were issued on June 1, 2000 under the Company's 2000 Non-Employee Director Stock Plan, and (iii) an aggregate of 14,645 shares of Company Common Stock issued subsequent to May 31, 2000 upon the exercise of Company Options that were issued before such date.

     3.4. Authority Relative to this Agreement. The Company has the requisite corporate power and authority to execute and deliver, and perform its obligations under, this Agreement and, subject to obtaining the necessary approval of its stockholders, to consummate the Merger and the other transactions contemplated hereby under applicable law. The execution and delivery of this Agreement and the consummation of the Merger and other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or other transactions contemplated hereby (other than approval by the Company's stockholders required by applicable law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors rights generally or by general equitable principles.

     3.5. No Conflict; Required Filings and Consents.

     (a) Assuming that all filings, permits, authorizations, consents and approvals or waivers thereof have been duly made or obtained as contemplated by
Section 3.5(b) hereof, neither the execution and delivery of this Agreement by the Company nor the consummation of the Merger or other transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of (x) their respective Charter Documents or Governing Documents, (y) any note, bond, charge, lien, pledge, mortgage, indenture or deed of trust to which the Company or any such Subsidiary is a party or to which they or any of their respective properties or assets may be subject, or (z) any license, lease, agreement or other instrument or obligation to which the Company or any such Subsidiary is a party or to which they or any of their respective properties or assets may be subject, or (ii) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except for, in the case of clauses (i)(y),
(i)(z) and (ii), such defaults or violations as are set forth in Section 3.5 of the Company Disclosure Letter.

     (b) No filing or registration with or notification to and no permit, authorization, consent or approval of any court, commission, governmental body, regulatory authority, agency or tribunal wherever located (a "Governmental
                                                              ------------
Entity") is required to be obtained, made or given by the Company in connection
------
with the execution and delivery of this Agreement or the consummation by the Company of the Merger or other transactions contemplated hereby except (i) the filing of the Certificate of Merger as provided in Section 1.3 hereof, (ii) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as
amended (the "HSR Act"), (iii) the filing of the Proxy Statement/Prospectus (as
              -------
defined in Section 3.26 hereof) and such reports under Sections 13(a), 13(d), 15(d) or 16(a) with the SEC in accordance with the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act") and the Securities Act of 1933, as amended, and the rules and
 ------------
regulations promulgated thereunder (the "Securities Act"), as may be required in
                                         --------------
connection with this Agreement and the transactions contemplated hereby, (iv) as shown on Section 3.5(b) of the Company Disclosure Letter, or (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any country other than the United States.

     3.6. SEC Filings; Financial Statements.

     (a) The Company has filed all forms, reports, schedules, statements and other documents required to be filed by it since May 31, 1997 to the date hereof (collectively, as supplemented and amended since the time of filing, the "Company SEC Reports") with the SEC. The Company SEC Reports (i) were prepared
 -------------------
in all material respects in compliance with all applicable requirements of the Securities Act and the Exchange Act, as the case may be and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representation in clause (ii) of the preceding sentence does not apply to any misstatement or omission in any Company SEC Report filed prior to the date of this Agreement which was superseded by a subsequent Company SEC Report filed prior to the date of this Agreement. No Subsidiary of the Company is required to file any report, form or other document with the SEC.

     (b) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its Subsidiaries included or incorporated by reference in such Company SEC Reports (collectively, the "Financial Statements") have been prepared in accordance with United States
     --------------------
generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be otherwise indicated in the notes thereto) and present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its Subsidiaries on a consolidated basis at the respective dates and for the respective periods indicated (except, in the case of all such Financial Statements that are interim financial statements, for footnotes and normal year-end adjustments).

     (c) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether absolute, accrued, unmatured, contingent or otherwise whether due or to become due, known or unknown, or any unsatisfied judgments or any leases of personalty or realty or unusual or extraordinary commitments, in each such case, that are required to be disclosed under United States generally accepted accounting principles, except (i) as set forth in the Company SEC Reports or in Section 3.6(c) of the Company Disclosure Letter, (ii) the liabilities recorded on the Company's consolidated balance sheet at May 31, 2000 (the "Balance Sheet") included in the financial statements referred in
           -------------
Section 3.6(a) hereof and the notes thereto, or (iii) liabilities or obligations incurred since May 31, 2000 in the ordinary course of business and consistent with past practice.

     3.7. Absence of Changes or Events. Except as set forth in Section 3.7 of the Company Disclosure Letter or in the Company SEC Reports, since May 31, 2000, through the date of this Agreement, neither the Company nor any of its Subsidiaries have incurred any liability or obligation that has resulted or would reasonably be expected to result in a Company Material Adverse Effect, and there has not been any change in the business, financial condition or results of operations of the Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and the Company and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices.

     3.8. Absence of Certain Developments. Except as disclosed in the Company SEC Reports or as set forth in Section 3.8 of the Company Disclosure Letter, since May 31, 2000, the Company has not taken any of the actions set forth in
Section 5.1 hereof.

     3.9. Litigation. Except as disclosed in the Company SEC Reports or as set forth in Section 3.9 of the Company Disclosure Letter, there is no (a) claim, action, suit or proceeding pending or overtly threatened against or relating to the Company or any of its Subsidiaries before any Governmental Entity, (b) alternative dispute resolution proceeding pending or overtly threatened against the Company or any of its Subsidiaries, or (c) outstanding judgment, order, writ, injunction or decree (collectively, "Orders"), or application, request or
                                           ------
motion therefor, of any Governmental Entity in a proceeding to which the Company, any Subsidiary of the Company or any of their respective assets was or is a party, and neither the Company nor any Subsidiary is in default in any material respect with respect to any such Order.

     3.10. Title to Properties. The Company does not own any real property. The Company has heretofore made available to Parent correct and complete copies of all leases, subleases and other agreements (collectively, the "Real Property
                                                               -------------
Leases") under which the Company or any of its Subsidiaries uses or occupies or
------
has the right to use or occupy, now or in the future, any real property or facility (the "Leased Real Property"), including without limitation all
               --------------------
modifications, amendments and supplements thereto. Except as otherwise set forth in Section 3.10 of the Company Disclosure Letter, (i) the Company or one of its Subsidiaries has a valid leasehold interest in each parcel of Leased Real Property free and clear of all Liens except liens of record and liens for taxes not yet due and payable, and such imperfections of title and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or materially interfere with the present use, of such properties or otherwise impair business operations in any material respect ("permitted liens") and each Real Property Lease is in full force and effect,
  ---------------
(ii) all rent and other sums and charges due and payable by the Company or its Subsidiaries as tenants thereunder are current in all material respects, (iii) no termination event or condition or uncured default of a material nature on the part of the Company or any such Subsidiary or, to the knowledge of the Company, the landlord, exists under any Real Property Lease, (iv) the Company or one of its Subsidiaries is in actual possession of each Leased Real Property and is entitled to quiet enjoyment thereof in accordance with the terms of the applicable Real Property Lease and applicable law, and (v) the Company and its Subsidiaries own outright all of the real and personal property (except for leased property or assets for which it has a valid and enforceable right to use) which is reflected on the Balance Sheet, except for property since sold or otherwise disposed of in the ordinary course of business and consistent with past practice and except for liens of record and other permitted liens. The plant, property and equipment of the Company and its Subsidiaries that are used in the operations of their businesses are in good operating condition and repair, subject to ordinary wear and tear, and, subject to normal maintenance, are available for use.

     3.11. Certain Contracts. Except as set forth in Section 3.11 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has breached, or received in writing any claim or notice that it has breached, any of the terms or conditions of (i) any agreement, contract or commitment required to be filed as an exhibit to the Company SEC Reports (including any agreements, contracts or commitments entered into since May 31, 2000, that will be required to be filed by the Company with the SEC in any report), (ii) any agreements, contracts or commitments with suppliers, sales representatives, or customers of the Company or others with whom the Company does business pursuant to which the Company recognized revenues or payments in excess of $1,000,000 for the twelve-month period ending May 31, 2000 or anticipates recognizing revenues or payments in excess of $1,000,000 for the twelve-month period ended May 31, 2001, or (iii) any agreements, contracts or commitments containing covenants that limit the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person (as defined in Section 8.5 hereof), or that include any exclusivity provision or involve any restriction on the geographic area in which the Company or any of its Subsidiaries may carry on its business (collectively, "Company Material Contracts"). Section 3.11 of the Company
                --------------------------
Disclosure Letter lists each Company Material Contract described in clauses (ii) and (iii) of the preceding sentence. Each Company Material Contract that has not expired by its terms is in full force and effect and is the legal, valid and binding obligation of the Company and/or its Subsidiaries, enforceable against them in accordance with its terms except as set forth in Section 3.11 of the Company Disclosure Letter, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as set forth in Section 3.11 of the Company Disclosure Letter, no consent, approval, waiver or authorization of, or notice to any Person is needed in order that each contract or other agreement to which the Company or any of its Subsidiaries is a party shall continue in full force and effect in accordance with its terms without penalty, acceleration or rights of early termination by reason of the consummation of the Merger and the other transactions contemplated by this Agreement.

     3.12.  Compliance with Law.

     (a) All activities of the Company and its Subsidiaries have been, and are currently being, conducted in compliance in all material respects with all applicable United States federal, state, local and all provincial and other foreign laws, ordinances, regulations, interpretations, judgments, decrees, injunctions, permits, licenses, certificates, governmental requirements, Orders and other similar items of any court or other Governmental Entity or any nongovernmental self-regulatory agency, including without limitation all Health Benefit Laws (as defined in (b) below), and no notice has been received by the Company or any Subsidiary of any claims filed against the Company or any Subsidiary alleging a violation of any such laws, regulations or other requirements. The Company Stock Option Plans and the ESPP have been duly authorized, approved and operated in compliance in all material respects with all applicable securities, corporate and other laws of each jurisdiction in which participants of such plans are located. The Company and its Subsidiaries have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted, including without limitation those applicable to a long-term care plan, health maintenance organization, third-party administrator or other managed care, insurance, reinsurance or third-party administrator business ("Managed Care Organization"),
                                                    -------------------------
or to a Medicare or Medicaid (as such terms are defined in (b) below) contractor.

     (b)    For purposes of this Agreement, (i) the term "Health Benefit Law"
                                                          ------------------
means any laws relating to the licensure, certification, qualification or authority to transact business relating to the provision of, or payment for, or both the provision of and payment for, health benefits or insurance coverage, including without limitation the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, the Health Insurance Portability and Accountability Act of 1996, and laws relating to the regulation of Managed Care Organizations, utilization review, coordination of benefits, fraud and abuse and patient referrals, and Medicare and Medicaid participation; (ii) the term "Medicaid" means the applicable
                                           --------
provision of Title XIX of the Social Security Act and the regulations promulgated thereunder, and the state laws and regulations implementing the Medicaid program; and (iii) the term "Medicare" means the applicable provisions
                                      --------
of Title XVIII of the Social Security Act and the regulations promulgated thereunder.

     3.13.  Intellectual Property Rights.

     (a) The Company and its Subsidiaries own, or are validly licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, domain names and copyrights, any applications for and registrations of such patents, trademarks, trade names, service marks, domain names and copyrights, and all database rights, net lists, processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of the Company and its Subsidiaries as currently conducted or, except as set forth in Section 3.13(a) of the Company Disclosure Letter, as presently planned to be conducted as set forth in writing by the Company (the "Company Intellectual Property Rights"). The Company and
                     ------------------------------------
its Subsidiaries have taken all action reasonably necessary to protect the Company Intellectual Property Rights which is customary in the industry, including, without limitation, use of reasonable secrecy measures to protect the trade secrets included in the Company Intellectual Property Rights.

     (b) All patents, registered trademarks, service marks, domain names and copyrights held by the Company or any of its Subsidiaries, are valid and, with respect to registrations of the foregoing, subsisting. The Company (i) has not been sued in any suit, action or proceeding, or received in writing any claim or notice, which involves a claim of infringement or misappropriation of any patents, trademarks, service marks, domain names, copyrights or violation of any trade secret or other proprietary right of any third party; and has no reason to believe that the marketing, licensing or sale of its products or services infringe upon, misappropriate or otherwise come into conflict with any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party. To the knowledge of the Company, no other Person has interfered with, infringed upon or otherwise come into conflict with any Company Intellectual Property Rights or other proprietary information of the Company or any of its Subsidiaries which has or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     (c) Each employee, agent, consultant or contractor who has materially contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material (including, without limitation, computer software programs) on behalf of the Company, any of its Subsidiaries or any predecessor in interest thereto either: (i) is a party to an agreement under which the Company or such Subsidiary is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of the Company, such Subsidiary or such predecessor in interest, as applicable, all right, title and interest in such material.

     (d) Other than in the ordinary course of business, neither the Company nor any of its Subsidiaries has granted any license or other right to any third party with respect to any Company Intellectual Property Rights. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Company Intellectual Property Rights.

     (e) With respect to each license or other agreement pursuant to which the Company or any of its Subsidiaries has obtained the right to use Company Intellectual Property Rights from others (each, a "License"): (i) such License
                                                   -------
is valid and binding and in full force and effect and represents the entire agreement between the respective licensor and licensee with respect to the subject matter of such License; (ii) such License will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such License or otherwise give the licensor a right to terminate such License; (iii) neither the Company nor any of its Subsidiaries has (A) received any notice of termination or cancellation under such License, (B) received any notice of breach or default under such License, which breach has not been cured, or (C) granted to any other third party any rights, adverse or otherwise, under such License that would constitute a breach of such License; and (iv) neither the Company or any of its Subsidiaries nor, to the Company's knowledge, any other party to such license is in breach or default thereof in any material respect, and no event has occurred that, with notice or lapse of time, would constitute such a material breach or default or permit termination, modification or acceleration under such License.

     (f) To the knowledge of the Company, the computer software programs owned, licensed, or used by the Company and its Subsidiaries are free of all material viruses, worms, trojan horses and other material contaminants and do not contain any bugs, errors or problems of a material nature that disrupt their operations in any material respect or have a materially adverse impact on the operation of other software programs or operating systems. Neither the Company nor any of its Subsidiaries exports or has exported any such computer software programs outside the United States or imports or has imported any such computer software programs into any country. No rights in such computer software programs have been transferred to any third party except to the customers of the Company and its Subsidiaries to whom such computer software programs have been licensed in the ordinary course of business. None of such computer software programs is licensed pursuant to an "open source" or "GNU" license, or incorporates or is based on any computer software that is licensed pursuant to an "open source" or "GNU" license. The Company and its Subsidiaries have the right to use all software development tools, library functions, compilers, and other computer software programs and elements thereof that are material to the business of the Company or its Subsidiaries, or that are required to operate or modify the computer software programs owned, licensed, or used by the Company and its Subsidiaries.

     3.14.  Taxes.

     (a)    "Tax" or "Taxes" shall mean all United States federal, state,
             ---      -----
provincial, local or foreign taxes and any other applicable duties, levies, fees, charges and assessments that are in the nature of a tax, including income, gross receipts, property, sales, use, license, excise, franchise, ad valorem, value-added, transfer, social security payments, and health taxes and any deductibles relating to wages, salaries and benefits and payments to subcontractors for any jurisdiction in which the Company or any of its Subsidiaries does business (to the extent required under applicable Tax law), together with all interest, penalties and additions imposed with respect to such amounts.

     (b)    Except as set forth in (or resulting from matters set forth in)
Section 3.14 of the Company Disclosure Letter:

            (i) the Company and its Subsidiaries have prepared and timely filed with the appropriate governmental agencies all franchise, income and all other material Tax returns and reports required to be filed (collectively "Returns"), taking into account any extension of time to file
                    -------
     granted to or obtained on behalf of the Company and/or its Subsidiaries;

            (ii) all Taxes of the Company and its Subsidiaries shown on such Returns or all Taxes otherwise known by the Company to be due or payable (including the uncontested portion of any Taxes which are being contested) have been timely paid in full to the proper authorities, other than such Taxes as are being contested in good faith by appropriate proceedings or which are adequately reserved for in accordance with generally accepted accounting principles;

            (iii) all deficiencies resulting from Tax examinations of income, sales and franchise and all other material Returns filed by the Company and its Subsidiaries in any jurisdiction in which such Returns are required to be so filed have either been paid or are being contested in good faith by appropriate proceedings;

            (iv) no deficiency has been asserted or assessed against the Company or any of its Subsidiaries which has not been satisfied or otherwise resolved, and no examination of the Company or any of its Subsidiaries is pending or overtly threatened for any amount of Tax by any taxing authority;

            (v) no extension of the period for assessment or collection of any material Tax is currently in effect and no extension of time within which to file any Return has been requested, which Return has not since been filed;

            (vi) all Returns filed by the Company and its Subsidiaries are correct and complete or adequate reserves have been established with respect to any additional Taxes that may be due (or may become due) as a result of such Returns not being correct or complete;

            (vii) there are no Tax liens on any assets of the Company or any of its Subsidiaries other than liens for Taxes not yet due or payable;

            (viii) neither the Company nor any of its Subsidiaries have made since May 31, 1997, and none will make, any voluntary adjustment by reason of a change in their accounting methods for any pre-Merger period;

            (ix) the Company and its Subsidiaries have made timely payments of the Taxes required to be deducted and withheld from the wages paid to their employees; and

            (x) the Company and its Subsidiaries are not parties to any Tax sharing or Tax matters agreement.

     (c) The Company and its Subsidiaries are not parties to any agreement, contract, or arrangement that would, as a result of the transactions contemplated hereby, result, separately or in the aggregate, in (i) the payment of any "excess parachute payments" within the meaning of Section 280G of the Code by reason of the Merger or (ii) the payment of any form of compensation or reimbursement for any Tax incurred by any Person arising under Section 280G of the Code.

     3.15.  Employees.

     (a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, arrangement or labor contract with a labor union or labor organization, whether formal or otherwise. Section 3.15 of the Company Disclosure Letter lists all employment, severance and change of control agreements (or any other agreements that may result in the acceleration of outstanding options) of the Company or its Subsidiaries. Each of the Company and its Subsidiaries is in material compliance with all applicable laws (including, without limitation, all applicable extension orders) respecting employment and employment practices, terms and conditions of employment, equal opportunity, anti-discrimination laws, and wages and hours. To the knowledge of the Company, there is no labor strike, slowdown or stoppage, unfair labor practice complaint, labor disturbance, discrimination charge or other employment-related legal or administrative proceeding, governmental review, compliance audit, or enforcement proceeding of any kind either pending or threatened against the Company or any of its Subsidiaries.

     (b) (i) Each current employee of the Company and its Subsidiaries and, to the knowledge of the Company, each other employee of the Company and its Subsidiaries hired after November 6, 1986, has completed, and the Company and its subsidiaries have retained, an Immigration and Naturalization Service Form I-9 in accordance with applicable rules and regulations (and the Company and its Subsidiaries have not undergone any compliance review or inspection by the Immigration and Naturalization Service with respect thereto); (ii) the Company and its Subsidiaries have no non-immigrant employees whose status would terminate or be otherwise affected by the transactions contemplated by this Agreement; and (iii) Section 3.15 of the Company Disclosure Letter sets forth the name and non-immigrant status of each employee of the Company who is an alien who is authorized to work in the United States in non-immigrant status. Upon the request of Parent, the Company will promptly provide to Parent or Parent's attorneys copies of all immigration-related documents related to the Company's non-immigrant employees which are in the possession of the Company or its agents or attorneys.

     3.16.  Employee Benefit Plans.

     (a)    "ERISA" means the Employee Retirement Income Security Act of 1974,
             -----
as amended, and "Plan" means every plan, fund, contract, program and arrangement
                 ----
(whether written or not) which is sponsored, maintained or contributed to by the Company or its Subsidiaries for the benefit of present or former employees, including those intended to provide: (i) medical, surgical, health care, hospitalization, dental, vision, life insurance, death, disability, legal services, severance, sickness or accident benefits (whether or not defined in Section 3(1) of ERISA), (ii) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not tax qualified and whether or not defined in Section 3(2) of ERISA), (iii) bonus, incentive compensation, option, stock appreciation right, phantom stock or stock purchase benefits, or (iv) salary continuation, supplemental unemployment, termination pay, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA).

     (b) Section 3.16 of the Company Disclosure Letter sets forth each Plan by name, and the funding arrangement for the Plan.

     (c)    There are no Plans subject to Title IV of ERISA or Code Section 412.

     (d) No employer other than the Company and its Subsidiaries is permitted to participate or participates in the Plans. No leased employees (as defined in Section 414(n) of the Code) or independent contractors are eligible for, or participate in, any Plan.

     (e) The only entities which are members of a controlled group, under common control with a trade or business, or part of an affiliated service group, within the meaning of Code Section 414(b), (c), (m) or (o), which contains the Company and its Subsidiaries are the Company and its Subsidiaries. The Company and its Subsidiaries have no liability resulting from past memberships in any
Section 414 controlled group of corporations.

     (f) There are no Plans which promise or provide health or life benefits to retirees or former employees of the Company, or which provide severance benefits to employees of the Company other than those identified in Section 3.16 of the Company Disclosure Letter, except as otherwise required by Code Section 4980(B) or comparable state statute which provides for continuing health care coverage.

     (g) No Plan that is intended to be qualified under Section 401(a) of the Code has received or committed to receive a transfer of assets and/or liabilities or spin-off from another plan, except transfers which qualify as transfers from eligible rollover distributions within the meaning of Code
Section 402(c)(4).

     (h) With respect to all Plans, to the extent that the following documents exist, the Company has furnished Parent with true and complete copies of: (i) the most recent determination letter, if any, received by the Company from the IRS, (ii) all pending applications for rulings, determinations, opinions, no action letters and the like filed with any governmental agency (including the Department of Labor and the IRS), (iii) the Annual Report/Return (Form Series
5500) with financial statements, if any, and attachments for the three (3) most recent plan years, and (iv) Plan documents (including any amendments thereto), summary Plan descriptions, trust agreements, funding agreements/arrangements, insurance contracts, service agreements and all related contracts and documents (including any employee summaries and material employee communications).

     (i) Each Plan has at all times been operated in substantial compliance with ERISA, the Code, any other applicable law (including all reporting and disclosure requirements thereunder) and the terms of the Plan. With respect to each Plan that is intended to be qualified under Section 401(a) of the Code, each such Plan has been determined by the IRS to be so qualified, and each trust forming a part thereof has been determined by the IRS to be exempt from tax pursuant to Section 501(a) of the Code. No reason exists which would cause such qualified status to be revoked.

     (j) No state of facts or conditions exist which reasonably could be expected to subject the Company to any material liability (other than routine claims for benefits) under the terms of any Plan or applicable law.

     (k) All contributions, premiums, fees or charges due and owing to or in respect of any Plan have been paid in full by the Company prior to the Closing, in accordance with the terms of the Plan and all applicable laws, and no taxes, penalties or fees are owing as a result of any Plan.

     (l) The Company has not made or committed to make any material increase in contributions or benefits under any Plan which would become effective either on or after the Closing Date.

     (m) No Plan is currently under audit or examination by the IRS or the United States Department of Labor.

     (n) The events contemplated in this Agreement will not trigger, or entitle any current or former employee of the Company or its Subsidiaries to, severance, termination or change in control payments under any Plan or employment agreement.

     (o) Benefits provided to participants under each Plan (other than a tax qualified plan under Code Section 401(a)) are provided exclusively from the general assets of the Company and/or through an insurance contract or welfare benefit trust. The values of all assets associated with each Plan are readily determinable on an established market or pursuant to an insurance contract.

     (p) The Company can terminate each Plan, and withdraw from participation in each group policy, without further liability to the Company, Merger Sub, Parent, the Plan(s) or participants in such Plan(s).

     3.17.  Environmental Matters.

     (a) The Company and its Subsidiaries (i) have been in material compliance and are presently complying in all material respects with all applicable health, safety and Environmental Laws (defined below), and (ii) have obtained all material permits, licenses and authorizations which are required under all applicable health, safety and Environmental Laws and are in compliance in all material respects with such permits, licenses and authorizations. Except as disclosed in the Company SEC Reports (i) to the Company's knowledge, none of the Leased Real Property (including without limitation soils and surface and ground waters) are contaminated with any Hazardous Materials in quantities which require investigation or remediation under Environmental Laws, (ii) neither the Company nor any of its Subsidiaries is liable for any off-site contamination, and (iii) there is no environmental matter which could reasonably be expected to expose the Company or any of its Subsidiaries to a claim to clean-up any Hazardous Materials or otherwise to remedy any pollution or damage at any of the properties utilized in the Company's business under any Environmental Laws.

     (b)    For purposes of this Agreement, the term (i) "Environmental Laws"
                                                          ------------------
means all applicable United States federal, state, provincial, local and other foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to pollution, contamination or protection of the environment (including, without limitation, all applicable United States federal, state, provincial, local and other foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to Hazardous Materials in effect as of the date of this Agreement), and (ii) "Hazardous Materials" means any dangerous, toxic or
                      -------------------
hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any United States federal, state, provincial, local or other foreign law, statute, code, ordinance, regulation, rule or other requirement relating to such substance or otherwise relating to the environment or human health or safety, including without limitation any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject the Company or any of its Subsidiaries to any imposition of costs or liability under any Environmental Law.

     3.18. Insurance. The Company has made available to Parent copies of all material policies of insurance and bonds in force on the date hereof covering the businesses, properties and assets of the Company and its Subsidiaries, and all such policies are currently in effect and all premiums with respect thereto have been duly paid to date. Except as disclosed in Section 3.18 of the Company Disclosure Letter, there are no material claims outstanding under any insurance policy, and neither the Company nor any of its Subsidiaries has failed to give any notice or to present any such claim with respect to its business under any such policy in due and timely fashion.

     3.19. Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries (nor any person representing the Company or any of its Subsidiaries) has at any time during the last five years (a) made any payment in violation of the Foreign Corrupt Practices Act or similar laws of other countries where the Company engages in business, or (b) made any payment to any foreign, federal, state or local governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by the laws of the United States or any jurisdiction thereof.

     3.20.  Finders or Brokers.  Except for such Persons as set forth in Section
3.20 of the Company Disclosure Letter, whose fees will be paid by the Company, none of the Company, the Subsidiaries of the Company, the Board of Directors of the Company (the "Company Board") or any member of the Company Board has
                  -------------
employed any agent, investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission in connection with the Merger or the other transactions contemplated hereby. Section 3.20 of the Company Disclosure Letter sets forth the Company's fee and expense arrangements with each Person identified therein.

     3.21. Board Recommendation. The Company Board has, at a meeting of such Company Board duly held on October 10, 2000, approved and adopted this Agreement and the Merger and the other transactions contemplated hereby, declared the advisability of the Merger and recommended that the stockholders of the Company approve the Merger and the other transactions contemplated hereby, and has not as of the date hereof rescinded or modified in any respect any of such actions.

     3.22. Vote Required. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date set for the Company Stockholders Meeting (as defined in Section 3.26 hereof) is the only vote of the holders of any of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

     3.23. Opinion of Financial Advisor. The Company has received the opinion of Stephens Inc. dated the date of the meeting of the Company Board referenced in Section 3.21 above, to the effect that, as of such date, the consideration to be received by the holders of Company Common Stock pursuant to Section 2.1 is fair, from a financial point of view, to the holders of Company Common Stock.

     3.24. Tax Matters. Neither the Company nor any of its affiliates has taken or agreed to take any action, or knows of any circumstances, that (without regard to any action taken or agreed to be taken by Parent or any of its affiliates) would prevent the business combination to be effected by the Merger from constituting a transaction qualifying as a reorganization within the meaning of Section 368 of the Code if the Election is not made.

     3.25. State Takeover Statute. The Company Board has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in Section 203 of the DGCL) will not apply to the execution, delivery of performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

     3.26. Registration Statement; Proxy Statement/Prospectus. The information supplied by the Company for inclusion in the registration statement on Form S-4 (or such other or successor form as shall be appropriate) pursuant to which the shares of Parent Common Stock to be issued in the Merger will be registered with the SEC (the "Registration Statement") shall not at the time the Registration
              ----------------------
Statement (including any amendments or supplements thereto) is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the proxy statement/prospectus to be sent to the stockholders of Company in connection with the meeting of Company's stockholders to consider the Merger (the "Company Stockholders Meeting") (such proxy statement/prospectus as amended
      ----------------------------
or supplemented is referred to herein as the "Proxy Statement/Prospectus") shall
                                              --------------------------
not, on the date the Proxy Statement/Prospectus is first mailed to Company's stockholders, at the time of the Company Stockholders Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by Parent or Merger Sub in writing specifically for use in any of the foregoing documents.

                                  ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF MERGER SUB AND PARENT

     Merger Sub and Parent represent and warrant to the Company that the statements contained in this Article IV are true and correct, except as set forth in the letter delivered by Parent to the Company on the date hereof (the "Parent Disclosure Letter") (which Parent Disclosure Letter sets forth the
 ------------------------
exceptions to the representations and warranties contained in this Article IV under captions referencing the Sections to which such exceptions apply):

     4.1. Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, with the corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Merger Sub and Parent is duly qualified or licensed to carry on its business as it is now being conducted, and is qualified to conduct business, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified that would not, individually or in the aggregate, have, or would not reasonably be expected to have, a Parent Material Adverse Effect (as defined below). Neither Parent nor Merger Sub is in violation of any of the provisions of its Charter Document or its Governing Document. As used in this Agreement, the term "Parent Material Adverse Effect"
                                                ------------------------------
means any change, effect, event or condition that (i) has a material adverse effect on the assets, business, results of operations, condition (financial or other) or prospects of Parent and its Subsidiaries, taken as a whole, or (ii) would prevent or materially delay Merger Sub's or Parent's ability to consummate the transactions contemplated hereby.

     4.2. Capitalization. All issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

     4.3. Authority Relative to this Agreement. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver, and to perform its obligations under, this Agreement under applicable law. The execution and delivery by Parent and Merger Sub of this Agreement, and the consummation of the Merger and the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors rights generally or by general equitable principles. The shares of Parent Common Stock to be issued by Parent pursuant to the Merger if the Election is not made, as well as the Parent Options and the shares of Parent Common Stock to be issued upon exercise thereof in such event:
(i) have been duly authorized, and, when issued in accordance with the terms of the Merger and this Agreement (or the applicable option agreements), will be validly issued, fully paid and nonassessable and will not be subject to preemptive rights, (ii) will, when issued in accordance with the terms of the Merger and this Agreement (or the applicable option agreements), be registered under the Securities Act, and registered or exempt from registration under applicable United States "Blue Sky" laws and (iii) will, when issued in accordance with the terms of the Merger and this Agreement (or the applicable option agreements), be listed on the New York Stock Exchange.

     4.4. No Conflicts; Required Filings and Consents.

     (a) Neither the execution, delivery or performance of this Agreement by Merger Sub or Parent, nor the consummation of the transactions contemplated hereby, nor compliance by Merger Sub or Parent with any provision hereof will
(i) conflict with or result in a breach of any provision of the Charter Documents or Governing Documents of Merger Sub or Parent, (ii) cause a default or give rise to any right of termination, cancellation or acceleration or loss of a material benefit under, or result in the creation of any lien, charge or other encumbrance upon any of the properties of Merger Sub or Parent under any of the terms, conditions or provisions of any note, bond, mortgage or indenture, or any other material instrument, obligation or agreement to which Merger Sub or Parent is a party or by which its properties or assets may be bound or (iii) violate any law applicable to Merger Sub or Parent or binding upon any of its properties, except for, in the case of clauses (ii) and (iii), such defaults or violations which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

     (b) No filing or registration with or notification to and no permit, authorization, consent or approval of any Governmental Entity is required to be obtained, made or given by Merger Sub or Parent in connection with the execution and delivery of this Agreement or the consummation by Merger Sub of the Merger or other transactions contemplated hereby except (i) in connection with the applicable requirements of the HSR Act, (ii) the filing of the Registration Statement with the SEC in accordance with the Securities Act, as further described in Section 5.3 hereof, (iii) as shown on Section 4.4(b) of the Parent Disclosure Letter, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any country other than the United States, or (v) the filing of the Certificate of Merger as provided in Section 1.3 hereof.

     4.5. SEC Filings; Financial Statements.

     (a) Parent has filed all forms, reports, schedules, statements and other documents required to be filed by it since December 31, 1997 to the date hereof (collectively, as supplemented and amended since the time of filing, the "Parent
                                                                          ------
SEC Reports") with the SEC.  The Parent SEC Reports (i) were prepared in all
-----------
material respects in compliance with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representation in clause (ii) of the preceding sentence does not apply to any misstatement or omission in any Parent SEC Report filed prior to the date of this Agreement which was superseded by a subsequent Parent SEC Report filed prior to the date of this Agreement.

     (b) The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent and its Subsidiaries included or incorporated by reference in such Parent SEC Reports have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may otherwise be indicated in the notes thereto) and present fairly, in all material respects, the financial position and results of operations and cash flows of Parent and its Subsidiaries on a consolidated basis at the respective dates and for the respective periods indicated (except, in the case of all such financial statements that are interim Financial Statements, for normal year-end adjustments).

     4.6. Absence of Changes or Events. Except as set forth in the Parent SEC Reports, since June 30, 2000, through the date of this Agreement, Parent and its Subsidiaries have not incurred any liability or obligation that has resulted or would reasonably be expected to result in a Parent Material Adverse Effect, and there has not been any change in the business, financial condition or results of operations of Parent or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and Parent and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices.

     4.7. Litigation. Except as disclosed in the Parent SEC Reports, there is no (a) claim, action, suit or proceeding pending or overtly threatened against or relating to Parent or any of its Subsidiaries before any Governmental Entity,
(b) alternative dispute resolution proceeding pending or overtly threatened against Parent or any of its Subsidiaries, or (c) outstanding Orders, or application, request or motion therefor, of any Governmental Entity in a proceeding to which Parent, any Subsidiary of Parent or any of their respective assets was or is a party except actions, suits, proceedings or Orders that, individually or in the aggregate, have not had or would not reasonably be expected to have a Parent Material Adverse Effect, and neither Parent nor any Subsidiary is in default in any material respect with respect to any such Order.

     4.8. Finders or Brokers. None of Parent, Merger Sub, the other Subsidiaries of Parent, the Boards of Directors of Parent and Merger Sub or any member of such Boards of Directors has employed any agent, investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission in connection with the Merger or the other transactions contemplated hereby.

     4.9. Tax Matters. Neither Parent nor any of its affiliates has taken or agreed to take any action, or knows of any circumstances, that (without regard to any action taken or agreed to be taken by the Company or any of its affiliates) would prevent the business combination to be effected by the Merger from constituting a transaction qualifying as a reorganization within the meaning of Section 368 of the Code if the Election is not made.

     4.10. Registration Statement; Proxy Statement/Prospectus. The information supplied by Parent and Merger Sub for inclusion in the Registration Statement shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement/Prospectus shall not, on the date the Proxy Statement/Prospectus is first mailed to the Company's stockholders, at the time of the Company Stockholders Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by Parent or Merger Sub which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Parent or Merger Sub will promptly inform the Company. Notwithstanding the foregoing, Parent and Merger Sub make no representation, warranty or covenant with respect to any information supplied by the Company in writing specifically for use in any of the foregoing documents.

                                   ARTICLE V

                           COVENANTS AND AGREEMENTS

     5.1. Conduct of Business of the Company Pending the Merger. Except as contemplated by this Agreement or as expressly agreed to in writing by Parent, during the period from the date of this Agreement to the earlier of (i) the termination of this Agreement or (ii) the Effective Time, each of the Company and its Subsidiaries will conduct their respective operations according to its ordinary course of business consistent with past practice, and will use its reasonable best efforts consistent with past practice and policies to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it and will take no action which would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement, or the timing thereof. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, the Company will not nor will it permit any of its Subsidiaries to, without the prior written consent of Parent:

            (a)  amend any of its Charter Documents or Governing Documents;

            (b) authorize for issuance, issue, sell, deliver, grant any options, warrants, stock appreciation rights, or stock issuance rights for, or otherwise agree or commit to issue, sell, deliver, pledge, dispose of or otherwise encumber any shares of any class of its share capital or any securities convertible into shares of any class of its share capital, except (i) pursuant to and in accordance with the terms of Company Options outstanding on the date hereof, (ii) up to 26,000 shares of Company Common Stock issued pursuant to the ESPP (to the extent shares of Company Common Stock have been paid for with payroll deductions), (iii) up to 10,000 shares of Company Common Stock issued upon exercise of the Warrants, and (iv) up to 77,922 shares of Company Common Stock issued upon conversion of the Convertible Notes;

          (c) subdivide, cancel, consolidate or reclassify any shares of its share capital, issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its share capital, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of its share capital or purchase, redeem or otherwise acquire any shares of its own share capital or of any of its Subsidiaries, except as otherwise expressly provided in this Agreement;

          (d) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other person (other than Subsidiaries of the Company); or (iii) make any material loans, advances or capital contributions to, or investments in, any other person (other than to Subsidiaries of the Company), except as set forth in Section 5.1(d) of the Company Disclosure Letter or pursuant to existing commitment, all of which commitments are disclosed in Section 5.1(d) of the Company Disclosure Letter;

          (e) except as otherwise expressly contemplated by this Agreement, (i) increase in any manner the compensation of (A) any employee who is not an officer of the Company or any Subsidiary (a "NonExecutive Employee"),
                                                  ---------------------
     except in the ordinary course of business consistent with past practice or
     (B) any of its directors or officers, (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required, or enter into, amend or agree to enter into or amend any agreement or arrangement with any such director or officer or employee, whether past or present, relating to any such pension, retirement allowance or other employee benefit, except as required to comply with law or under currently existing agreements, plans or arrangements or with respect to NonExecutive Employees, in the ordinary course of business consistent with past practice; (iii) grant any rights to receive any severance or termination pay to, or enter into or amend any employment or severance agreement with, any employee or any of its directors or officers, except as required by applicable law; or (iv) except as may be required to comply with applicable law, become obligated (other than pursuant to any new or renewed collective bargaining agreement) under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, including any bonus, incentive, deferred compensation, share purchase, share option, share appreciation right, group insurance, severance pay, retirement or other benefit plan, agreement or arrangement, or employment or consulting agreement with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof; provided, however, that this clause (iv) shall not prohibit the
             --------  -------
     Company from renewing any such plan, agreement or arrangement already in existence on terms no more favorable to the parties to such plan, agreement or arrangement;

          (f) except as otherwise expressly contemplated by this Agreement, enter into, amend in any material respect or terminate any Company Material Contracts other than in the ordinary course of business consistent with past practice;

          (g) sell, lease, license, mortgage or dispose of any of its properties or assets, other than (i) transactions in the ordinary course of business consistent with past practice, (ii) as may be required or contemplated by this Agreement or (iii) as set forth in Section 5.1(g) of the Company Disclosure Letter;

          (h) except for the Merger, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than transactions in the ordinary course of business consistent with past practice;

          (i) alter (through merger, liquidation, reorganization, restructuring or in any fashion) the corporate structure or ownership of the Company or any Subsidiary;

          (j) authorize or commit to make any material capital expenditures not reflected in the budget previously provided in writing by the Company to Parent without the prior written consent of Parent;

          (k) make any change in the accounting methods or accounting practices followed by the Company, except as required by United States generally accepted accounting principles or applicable law;

          (l)  make any election under any Tax law;

          (m) settle any action, suit, claim, investigation or proceeding (legal, administrative or arbitrative) requiring a payment by the Company or its Subsidiaries in excess of $50,000 without the consent of Parent;

          (n) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the most recent financial statements (or the notes thereto) of the Company included in the Company SEC Reports or incurred in the ordinary course of business consistent with past practice; or

          (o) authorize, recommend, propose, agree or announce an intention to do any of the foregoing or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     5.2. Preparation of Registration Statement; Proxy Statement/Prospectus; Blue Sky Laws. As promptly as practicable and no later than 20 business days after the date hereof, Parent and the Company shall prepare, and Parent shall file with the SEC, the Registration Statement, in which the Proxy Statement/Prospectus will be included as part thereof. Parent and the Company shall each use its reasonable best efforts to have such Registration Statement declared effective under the Securities Act as promptly as practicable after filing. The Proxy Statement/Prospectus will, when prepared pursuant to this
Section 5.2 and mailed to the Company's stockholders, comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act. The Proxy Statement/Prospectus shall include the declaration of the Company Board of the advisability of the Merger and its recommendation that the Company's stockholders approve the Merger. Parent shall also take any action required to be taken under any applicable provincial or state securities laws (including "Blue Sky" laws) in connection with the issuance of the Parent Common Stock in the Merger if the Election is not made; provided, however, that neither
                                                 --------  -------
Parent nor the Company shall be required to register or qualify as a foreign corporation or to take any action that would subject it to service of process in any jurisdiction where any such entity is not now so subject, except as to matters and transactions arising solely from the offer and sale of Parent Common Stock or the Parent Options.

     5.3 Meeting of Stockholders. The Company shall, promptly after the date hereof, take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to convene the Company Stockholders Meeting within 30 days of the Registration Statement being declared effective by the SEC, whether or not the Company Board determines at any time after the date hereof that the Merger is no longer advisable. The Company shall consult with Parent regarding the date of the Company Stockholders Meeting. Subject to
Section 5.2 and Section 5.6 hereof, the Company shall use its best efforts to solicit from stockholders of the Company proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of stockholders required to effect the Merger.

     5.4. Additional Agreements, Cooperation.

     (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and to cooperate, subject to compliance with applicable law, with each other in connection with the foregoing, including using its reasonable best efforts (i) to obtain all necessary waivers, consents and approvals from other parties to loan agreements, material leases and other material contracts, (ii) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign law or regulations, (iii) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby or thereby, (iv) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (v) to effect all necessary registrations and filings and submissions of information requested by Governmental Entities and (vi) to fulfill all conditions to this Agreement.

     (b) Each of the parties hereto agrees, subject to compliance with applicable law, to furnish to each other party hereto such necessary information and reasonable assistance as such other party may request in connection with its preparation of necessary filings or submissions to any regulatory or governmental agency or authority, including, without limitation, any filing necessary under the provisions of the HSR Act, the Exchange Act, the Securities Act or any other United States federal or state, or foreign statute or regulation. Each party hereto shall promptly inform each other party of any material communication from the U.S. Federal Trade Commission or any other government or governmental authority regarding any of the transactions contemplated thereby.

     5.5. Publicity. Except as otherwise required by applicable law, rule, regulation, or stock exchange rule, so long as this Agreement is in effect, Parent and the Company will not, and will not permit any of their respective affiliates or representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed. Parent and the Company will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as possible.

     5.6. No Solicitation.

     (a) Immediately upon execution of this Agreement, the Company shall (and shall cause its officers, directors, employees, investment bankers, attorneys and other agents or representatives to) cease all discussions, negotiations, responses to inquiries and other communications relating to any potential transaction with all third parties who, prior to the date hereof, may have expressed or otherwise indicated any interest in pursuing an Acquisition Proposal (as hereinafter defined) with the Company.

     (b) Prior to termination of this Agreement pursuant to Article VII hereof, the Company and its Subsidiaries shall not, and the Company shall not authorize or permit any officers, directors, employees, investment bankers, attorneys or other agents or representatives to, (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal that constitutes an Acquisition Proposal, (ii) engage or participate in negotiations or discussions with, or furnish any information to, or take any other action to, facilitate any inquiries or making any proposal by, any third party relating to an Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal or approve an Acquisition Proposal. Notwithstanding anything to the contrary contained in this Section 5.6, prior to the Company Stockholders Meeting, the Company Board may engage or participate in negotiations or discussions with and furnish information to any third party making an unsolicited Acquisition

Proposal (a "Potential Acquiror") if both (A) a majority of the directors of the
             ------------------
Company Board, without including directors who may be considered Affiliates (as defined in Rule 405 under the Securities Act) of any person making an Acquisition Proposal ("disinterested directors") determines in good faith, after
                       -----------------------
consultation with its independent financial advisor, that a Potential Acquiror has submitted to the Company an Acquisition Proposal that is a Superior Proposal (as hereinafter defined), and (B) a majority of the disinterested directors of the Company Board determines in good faith, after receiving the advice of Bell, Boyd & Lloyd LLC or other reputable outside legal counsel experienced in such matters, that if the Company fails to engage or participate in such negotiations or discussions or to furnish such information, there is a substantial probability that the Company Board will be in violation of its fiduciary duties under applicable law. In the event that the Company shall receive any Acquisition Proposal, it shall promptly (and in no event later than 24 hours after receipt thereof) furnish to Parent the identity of the recipient of the Acquisition Proposal and of the Potential Acquiror, the terms of such Acquisition Proposal and copies of all information requested by the Potential Acquiror.

     (c) Except as set forth in this Section 5.6(c), neither the Company Board nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Company Board or any such committee of this Agreement and the Merger. Notwithstanding the foregoing, prior to the Company Stockholders Meeting the Company Board or such committee may withdraw or modify their approval of this Agreement and the Merger if both (A) a majority of the disinterested directors of the Company Board determines in good faith, after consultation with its independent financial advisor, that a Potential Acquiror has submitted to the Company an Acquisition Proposal that is a Superior Proposal, and (B) a majority of the disinterested directors of the Company Board determines in good faith, after receiving the advice of Bell, Boyd & Lloyd LLC or other reputable outside legal counsel experienced in such matters, that if the Company fails to take such action, there is a substantial probability that the Company Board will be in violation of its fiduciary duties under applicable law.

     (d) Nothing contained in (b) or (c) above shall prevent the Company from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal or making any disclosure to the Company's stockholders if, in the good faith judgment of the Company Board, after receiving the advice of Bell, Boyd & Lloyd LLC or other reputable outside legal counsel experienced in such matters, such disclosure is required by applicable law. Without limiting the foregoing, the Company agrees that any violation of
(b) or (c) above by the Company or any of its Subsidiaries, or by any officer, director, employee, investment banker, attorney or other agent or representative, whether or not such person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section 5.6 and shall enable Parent to terminate this Agreement pursuant to Section 7.1(d)(i) hereof.

     (e)  For the purposes of this Agreement, "Acquisition Proposal" shall mean
                                               --------------------
any proposal, whether in writing or otherwise, made by any person other than Parent and its Subsidiaries to acquire "beneficial ownership" (as defined under Rule 13(d) of the Exchange Act) of 15% or more of the assets of, or 15% or more of the outstanding capital stock of any of the Company or its Subsidiaries pursuant to a merger, consolidation, exchange of shares or other business combination, sale of shares of capital stock, sales of assets, tender offer or exchange offer or similar transaction involving the Company or its Subsidiaries.

     (f)  The term "Superior Proposal" means any bona fide Acquisition Proposal
                    -----------------
to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the Company Common Stock then outstanding or all or substantially all the assets of the Company, and otherwise on terms that a majority of the disinterested directors determines, in good faith, to be more favorable to the Company and its stockholders than the Merger (after receiving a written opinion from the Company's independent financial advisor, a copy of which shall be delivered contemporaneously to Parent, that the Acquisition Proposal is more favorable to the Company's stockholders, from a financial point of view, than the Merger) and for which financing, to the extent required, is then committed.

     5.7. Access to Information. From the date of this Agreement until the Effective Time, and upon reasonable notice, the Company will give Parent and its authorized representatives (including counsel, other consultants, accountants and auditors) reasonable access during normal business hours to all facilities, personnel, operations of the Company or any of its Subsidiaries and to the customers, suppliers and other third parties with which the Company or any of its Subsidiaries do business and to all books and records of it and its Subsidiaries, will permit Parent to make such inspections as it may reasonably require, will cause its officers and those of its Subsidiaries to furnish Parent with such financial and operating data and other information with respect to its business and properties as Parent may from time to time reasonably request and confer with Parent to keep it reasonably informed with respect to operational and other business matters relating to the Company and its Subsidiaries and the status of satisfaction of conditions to the Closing. All information obtained by Parent pursuant to this Section 5.7 shall be kept confidential in accordance with the Confidentiality Agreement, dated October 28, 1999, between Parent and the Company (the "Confidentiality Agreement").
                  -------------------------

     5.8. Notification of Certain Matters. The Company or Parent, as the case may be, shall promptly notify the other of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be likely to cause, (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, (ii) any material failure of the Company or Parent, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) the institution of any claim, suit, action or proceeding arising out of or related to the Merger or the transactions contemplated hereby; provided, however, that no such notification shall affect
                     --------  -------
the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

     5.9. Resignation of Officers and Directors. At or prior to the Effective Time, the Company shall deliver to Parent the resignations of such officers and directors of the Company and shall use its best efforts to deliver to Parent the resignations of such officers and directors of its Subsidiaries (in each case, in their capacities as officers and directors, but not as employees if any of such persons are employees of the Company or any Subsidiary) as Parent shall specify, which resignations shall be effective at the Effective Time and shall contain an acknowledgment that the relevant individual has no outstanding claims for compensation for loss of office, redundancy, unfair dismissal or otherwise, other than those claims specified on Section 5.9 of the Company Disclosure Letter.

     5.10.  Indemnification.

     (a) As of the Effective Time and for a period of six years following the Effective Time, Parent will cause the Surviving Corporation to indemnify and hold harmless from and against all claims, damages, losses, obligations or liabilities ("Losses") any persons who were directors or officers of the Company
              ------
prior to the Effective Time (the "Indemnified Persons") to the fullest extent
                                  -------------------
such person could have been indemnified for such Losses under applicable law, under the Governing Documents of the Company or under any indemnification agreements listed in Section 5.10 of the Company Disclosure Letter in effect immediately prior to the date hereof, with respect to any act or failure to act by any such Indemnified Person prior to the Effective Time. The Company shall cause each of the indemnification agreements listed or required to be listed in
Section 5.10 of the Company Disclosure Letter to be terminated as of the Effective Time, except for such agreements as are specifically noted in Section
5.10 of the Company Disclosure Letter as not being required to be terminated.

     (b) Any determination required to be made with respect to whether an Indemnified Person's conduct complies with the standards set forth under the DGCL or other applicable law shall be made by independent counsel selected by Parent and reasonably acceptable to the Indemnified Persons. Parent shall cause the Surviving Corporation to pay such counsel's fees and expenses so long as the Indemnified Persons do not challenge any such determination by such independent counsel.

     (c) In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person, and Parent, the Surviving Corporation or such successor or assign is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each case, proper provision shall be made so that such person or the continuing or surviving corporation assumes the obligations set forth in this Section 5.10 and none of the actions described in clauses (i) and (ii) above shall be taken until such provision is made.

     (d) Parent shall maintain or cause the Surviving Corporation to maintain in effect for not less than six years from the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company (provided that they may substitute therefor policies of at least comparable coverage containing terms and conditions which are no less advantageous to the Indemnified Parties in all material respects so long as no lapse in coverage occurs as a result of such substitution) with respect to all matters, including the transactions contemplated hereby, occurring prior to, and including the Effective Time; provided that, in the event that any Claim is
                              --------
asserted or made within such six-year period, such insurance shall be continued in respect of any such Claim until final disposition of any and all such Claims; and provided, further, that Parent and the Surviving Corporation
                 --------  -------
shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the premiums paid as of the date hereof by the Company or any Subsidiary for such insurance. In such case, Parent shall purchase or cause the Surviving Corporation to purchase as much coverage as possible for 200% of the premiums paid as of the date hereof for such insurance.

     5.11. Stockholder Litigation. The Company shall give Parent the reasonable opportunity to participate in the defense of any stockholder litigation against or in the name of the Company and/or its respective directors relating to the transactions contemplated by this Agreement.

     5.12.  Employee Benefit Plans.

     (a) Parent reserves the right to request in writing prior to the Closing that the Company, contingent upon the Closing, cease contributions to and/or terminate one or more of the Company's Plans prior to the Closing.

     (b) Pursuant to (a) above, Parent requests and the Company agrees that the Company Board or its delegate shall cause the Company to cease contributions to and terminate each plan qualified under Code Section 401(k) (the "Company
                                                                     -------
401(k) Plan"), and shall cause the Company, prior to the Closing Date, to (i)
-----------
adopt written resolutions, the form and substance of which shall be satisfactory to Parent, to terminate such Company 401(k) Plan and to fully (100%) vest all participants under said Company 401(k) Plan; provided, however, that such Company 401(k) Plan termination shall be made contingent upon the consummation of the Merger, and (ii) deliver notice of the Company 401(k) Plan termination (which shall be contingent upon the consummation of the Merger) to any trustees and custodians of the Company 401(k) Plan and/or its assets. As soon as practicable after the Closing Date, Parent shall cause the Company to prepare IRS Form 5310, with full disclosure of the Merger and the existence of Parent's 401(k) Savings Plan (the "Parent 401(k) Plan") and the fact that Company
                          ------------------
employees participating in the Company 401(k) Plan as of the Closing shall become participants in the Parent 401(k) Plan as soon as administratively feasible following the Closing. Parent reserves the right to suspend the distribution of benefits from the Company 401(k) Plan until the later of the receipt of a favorable determination letter from the IRS with respect to the termination of such Plan and the completion of final testing and recordkeeping for such Plan.

     (c) Parent shall recognize past employment service with the Company and its Subsidiaries (based upon the Company's service records which are provided to Parent) only for employees of the Company and its Subsidiaries who are employed by them on the Closing Date (including employees who are, at the Closing Date, on disability, pregnancy or family leave or other leave granted in accordance with pre-existing written policies of the Company, provided in each case that the employee returns to active employment by the Company or its Subsidiaries for at least 30 continuous days following the Closing Date) (the "Eligible
                                                              --------
Employees") for all purposes under the Parent plans which are similar to and
---------
become successors to the Plans. To the extent that Eligible Employees have covered expenses that are credited against the Company's group health plan's deductibles or out of pocket maximums for plan year 2001, those expenses will be credited against deductibles or out of pocket maximums of Parent's group health plan for Eligible Employees who elect health coverage under Parent's group health plan. The Eligible Employees shall enter the Parent 401(k) Plan pursuant to the terms of such plan.

     (d) The Eligible Employees shall leave the employee benefit plans of the Company and its Subsidiaries and enter Parent's employee benefit plans pursuant to the terms of such plans on such date as Parent deems appropriate.

     (e) The Company shall accrue on its balance sheet as of the Closing Date or shall pay prior to the Closing Date any costs, adjustments, or charges associated with any termination, discontinuance, cancellation or liquidation of the Company's portion of or interest in any funding medium arising in connection with the actions described in (b) above including, but not limited to, the discontinuance of any group annuity contract issued by an insurance company with respect to the Company 401(k) Plan. The Company shall also reasonably compensate each affected participant of the Company, prior to the Closing Date, to the extent that such participant or his/her account balance is impacted by such costs, adjustments or charges.

     (f) The parties acknowledge that the ESPP shall continue to operate in accordance with its terms following the execution of this Agreement, except as provided below. Effective as of one business day prior to the Effective Time, the Company shall cause each outstanding purchase right to be automatically exercised, the Company shall cause the ESPP to terminate and no purchase rights shall be subsequently granted or exercised under the ESPP. The Company shall take all actions necessary to ensure that the ESPP will not be amended or modified in any respect after the date hereof, except to effect the terms of this Section 5.12(f).

     (g) Section 5.12(g) of the Company Disclosure Letter sets forth the number of hours of personal time accrued by employees of the Company and its Subsidiaries as of the date hereof and the amount required to be paid with respect thereto pursuant to the following sentence. As of the earlier of December 31, 2000 or the Closing Date, employees of the Company and its Subsidiaries shall be paid in accordance with past practice for all hours of personal time. In lieu of being paid for personal time, employees may choose to carry-over to Parent up to 40 hours of available personal time for employees with less than five years of service, or up to 80 hours for employees with five or more years of service. All personal time carried over to Parent will be considered sick leave and will be treated consistent with Parent's policy regarding sick leave time.

     5.13. Determination of Optionholders. At least ten business days before the Effective Time, the Company shall provide Parent with a true and complete list of (a) the holders of Company Options, (b) the number of shares of Company Common Stock subject to Company Options held by each such optionholder and (c) the address of each such optionholder as set forth in the books and records of the Company or any Subsidiary, following upon which there shall be no additional grants of Company Options without Parent's prior consent. From the date such list is provided to Parent until the Effective Time, the Company shall provide a daily option activity report to Parent containing such information as Parent shall reasonably request.

     5.14. Preparation of Tax Returns. The Company shall file (or cause to be filed) at its own expense, on or prior to the due date thereof (as the same may be extended), all Returns required to be filed on or before the Closing Date. The Company shall provide Parent with a copy of appropriate workpapers, schedules, drafts and final copies of each foreign and domestic, federal, provincial and state income Tax return or election of the Company (including returns of all Employee Benefit Plans) at least ten days before filing such return or election and shall consult with Parent with respect thereto prior to such filing.

     5.15.  Rule 145 Matters.

     (a) Promptly following the date of this Agreement, the Company shall deliver to Parent a list of names and addresses of those persons who are affiliates within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act (the "Company Affiliates"). The Company
                                           ------------------
shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. If the Election is not made, the Company shall deliver to Parent, on or prior to the Closing, an affiliate letter in the form attached hereto as Exhibit C, executed by each of the Company
                               ---------
Affiliates identified in the foregoing list. In such event, Parent shall be entitled to place legends as specified in such affiliate letters on the certificates evidencing any of the Parent Common Stock to be received by such Company Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of such letters.

     (b) For so long as resales of shares of Parent Common Stock issued pursuant to the Merger are subject to the resale restrictions set forth in Rule 145 under the Securities Act, Parent will use good faith efforts to comply with Rule 144(c)(1) under the Securities Act.

     5.16. Tax-Free Reorganization. If the Election is not made, Parent and the Company shall each use all commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. In such event, neither Parent nor the Company shall take or fail to take, or cause any third party to take or fail to take, any action that would cause the Merger to fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

     5.17. SEC Filings; Compliance. The Company and Parent shall each cause the forms, reports, schedules, statements and other documents required to be filed with the SEC by the Company and Parent, respectively, between the date of this Agreement and the Effective Time to be prepared in all material respects in compliance with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and such reports, schedules, statements, and other documents will not at the time they are filed contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     5.18. Listing of Additional Shares. If the Election is not made, prior to the Effective Time Parent shall list the shares of Parent Common Stock to be issued in the Merger on the New York Stock Exchange, subject to official notice of issuance.

                                  ARTICLE VI

                             CONDITIONS TO CLOSING

     6.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Effective Date of the following conditions:

          (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company under the DGCL and the Company's Charter Document and Governing Documents.

          (b) Governmental Action; No Injunction or Restraints. No action or proceeding by any Governmental Entity seeking to prevent consummation of the Merger, asserting the illegality of the Merger or this Agreement or seeking material damages directly arising out of the transactions contemplated hereby which continues to be outstanding shall be pending or threatened.

          (c) Governmental Consents. All necessary authorizations, consents, orders or approvals of, or declarations or filings with, or expiration or waiver of waiting periods imposed by, any Governmental Entity of any applicable jurisdiction required for the consummation of the transactions contemplated by this Agreement shall have been, as applicable, filed, expired or obtained.

          (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act, no stop order suspending such effectiveness shall have been issued, and no proceedings seeking such a stop order shall be pending before or, to the knowledge of Parent, threatened by the SEC.

     6.2. Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is further subject to satisfaction or waiver of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company set forth herein which are subject to materiality or Company Material Adverse Effect qualifications shall be true and correct in all respects both when made and at and as of the Effective Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), and the representations and warranties of the Company set forth herein which are not subject to materiality or Company Material Adverse Effect qualifications shall be true and correct in all material respects both when made and at and as of the Effective Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Date.

          (c) No Material Adverse Effect. Since the date of this Agreement, there shall not have been a Company Material Adverse Effect nor shall there have been any change, event or condition that, with the passage of time, would reasonably be expected to result in a Company Material Adverse Effect.

          (d) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition shall be in effect (i) imposing or seeking to impose material limitations on the ability of Parent to acquire or hold or to exercise full rights of ownership of any securities of the Company; (ii) imposing or seeking to impose material limitations on the ability of Parent or its Affiliates to combine and operate the business and assets of the Company; (iii) imposing or seeking to impose other material sanctions, damages, or liabilities directly arising out of the Merger on Parent or any of its officers or directors; or
     (iv) requiring or seeking to require divestiture by Parent of any significant portion of the business, assets or property of the Company or of Parent.

          (e) Delivery of Closing Documents. At or prior to the Effective Time, the Company shall have delivered to Parent all of the following:

              (i) a certificate of the President and the Chief Financial Officer of the Company, dated as of the Effective Date, stating that the conditions precedent set forth in Sections 6.2(a), (b) and (c) hereof have been satisfied; and

              (ii) a copy of (A) the Certificate of Incorporation of the Company, dated as of a recent date, certified by the Secretary of State of the State of Delaware, and (B) the Bylaws of the Company and the resolutions of the Company Board and stockholders authorizing the Merger and the other transactions contemplated by this Agreement, certified by the Secretary of the Company.

          (f) Director and Officer Resignations. Merger Sub shall have received the resignation of the directors and officers of the Company as are described in Section 5.9 hereof.

          (g) Key Employee Agreements. Rhonda E. Brede, Michael J. Kennedy, Richard M. Jelinek, Dave Decker, and Mete Sahin shall have entered into employment agreements in the respective forms set forth as Exhibits D through H to this Agreement, and none of such employees shall have indicated any intention of not fulfilling his or her obligations thereunder; the predecessor employment agreements between the Company and such employees, and all other arrangements or understandings between the Company and such employees (including, without limitation, any agreement or understanding pursuant to which such employees may exercise those Company Options granted to them on October 14, 1999 by means of the delivery of promissory notes), shall have been terminated; and subsequent to the execution of this Agreement, such employees shall not have exercised any Company Options referred to in the preceding clause by means of the delivery of promissory notes.

          (h) Consents, etc. Parent shall have received evidence, in form and substance reasonably satisfactory to it, that all licenses, permits, consents, waivers, approvals, contract extensions, authorizations, qualifications, and orders of all Governmental Entities and any other third parties contemplated by Sections 3.5 and 3.11 hereof and of all parties set forth in the Company Disclosure Letter in reference to such sections have been obtained, and that all of the steps specified in Schedule 6.2(h) to this Agreement have been completed.

          (i) Company Affiliate Letters. If the Election is not made, Parent shall have received all of the letters described in Section 5.15(a) hereof executed by each of the Company Affiliates.

          (j) Exercise of Warrants and Conversion of Convertible Notes. The Warrants shall have been exercised in full and the Convertible Notes shall have been converted in full, in each case pursuant to their respective terms, effective prior to the Closing Date; and the Company shall not have paid more than $96,000 in the aggregate to the holders of such Warrants and Convertible Notes in consideration of their early exercise or conversion thereof.

          (k) Lien Releases and Repayments. Arrangements shall have been made to take the following actions effective as of the Effective Time: (i) repay the Company's outstanding indebtedness to Imperial Bank and release the security interest of Imperial Bank in assets of the Company, and (ii) release the security interest of Wells Fargo Equipment Finance, Inc. in assets of the Company, which actions, in the case of (ii), shall not require the payment by the Company of an amount in excess of $50,000.

          (l) Exercises of Dissenters Rights.  If appraisal rights apply under
     Section 262 of the DGCL to any outstanding shares of Company Common Stock, holders of no more than 10% of the shares of Company Common Stock outstanding at the Closing Date shall have delivered to the Company and not withdrawn written demands for appraisal of the shares held by them pursuant to Section 262(d)(1) of the DGCL.

     6.3. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth herein which are subject to materiality or Parent Material Adverse Effect qualifications shall be true and correct in all respects both when made and at and as of the Effective Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), and the representations and warranties of Parent and Merger Sub set forth herein which are not subject to materiality or Parent Material Adverse Effect qualifications shall be true and correct in all material respects both when made and at and as of the Effective Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

          (b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Date.

          (c) Delivery of Closing Documents. At or prior to the Effective Time, the Parent shall have delivered to the Company a certificate of a Senior Vice President and the Chief Financial Officer of Parent, dated as of the Effective Date, stating that the conditions precedent set forth in Sections 6.3(a), (b) and (e) hereof have been satisfied.

          (d) Tax Opinion. If the Election is not made, the Company shall have received the opinion of Bell, Boyd & Lloyd LLC, counsel to the Company, in form and substance satisfactory to the Company and Parent, to the effect that the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided
                                                                      --------
     that, if Bell, Boyd & Lloyd LLC does not render such opinion, this condition shall nonetheless be deemed satisfied if Dorsey & Whitney LLP renders such opinion to the Company (it being agreed that Parent and the Company shall each provide reasonable cooperation, including making reasonable representations, to Bell, Boyd & Lloyd LLC or Dorsey & Whitney LLP, as the case may be, to enable them to render such opinion).

          (e) No Parent Material Adverse Effect. Since the date of this Agreement, there has not been a Parent Material Adverse Effect nor shall there have been any change, event or condition that, with the passage of time, would reasonably be expected to result in a Parent Material Adverse Effect.

                                  ARTICLE VII

                                  TERMINATION

     7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the Company's stockholders:

          (a) by mutual written consent of the Company and Parent (on behalf of Parent and Merger Sub);

          (b) by either the Company or Parent (on behalf of Parent and Merger
     Sub):

              (i) if the Merger shall not have been completed by March 31, 2001; provided, however, that the right to terminate this Agreement
                --------  -------
          pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

              (ii) if stockholder approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right
                                               --------  -------
          to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure to obtain stockholder approval;

              (iii) if any restraint having any of the effects set forth in
          Section 6.1(b) or Section 6.2(d) hereof shall be in effect and shall have become final and nonappealable; provided, however, that the right
                                               --------  -------
          to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in such restraint to continue in effect; or

              (iv) if the Company enters into a merger, acquisition or other agreement (including an agreement in principle) or understanding to effect a Superior Proposal or the Company Board or a committee thereof resolves to do so; provided, however, that the Company may not
                             --------  -------
          terminate this Agreement pursuant to this Section 7.1(b)(iv) unless
          (a) the Company has delivered to Parent and Merger Sub a written notice of the Company's intent to enter into such an agreement to effect such Acquisition Proposal, which notice shall include, without limitation, the material terms and conditions of the Acquisition Proposal and the identity of the Person making the Acquisition Proposal, (b) four business days have elapsed following delivery to Parent and Merger Sub of such written notice by the Company and (c) during such four-business-day period, the Company has fully cooperated with Parent and Merger Sub to allow Parent and Merger Sub within such four-business-day period to propose amendments to the terms of this Agreement to be at least as favorable as the Superior Proposal; provided, further, that the Company may not terminate this Agreement
          --------  -------
          pursuant to this Section 7.1(b)(iv) unless, at the end of such four-business-day-period, the Company Board continues reasonably to believe that the Acquisition Proposal constitutes a Superior Proposal;

          (c) by the Company, if Parent or Merger Sub shall have breached in any respect any of its representations and warranties contained in Article IV hereof which are subject to materiality or Parent Material Adverse Effect qualifications, or Parent or

     Merger Sub shall have breached in any material respect any of its representations and warranties contained in Article IV hereof which are not subject to materiality or Parent Material Adverse Effect qualifications, or Parent or Merger Sub shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, in each case, which breach or failure to perform has not been cured by Parent or Merger Sub within thirty days following receipt of notice thereof from the Company; or

          (d)  by Parent (on behalf of Parent and Merger Sub):

               (i) if the Company shall have breached in any respect any of its representations and warranties contained in Article III hereof which are subject to materiality or Company Material Adverse Effect qualifications, or the Company shall have breached in any material respect any of its representations and warranties contained in Article III hereof which are not subject to materiality or Company Material Adverse Effect qualifications, or the Company shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, in each case (other than a breach of Section 5.6(b) or (c) hereof, as to which no cure period shall apply), which breach or failure to perform has not been cured by the Company within thirty days following receipt of notice thereof from Parent; or

               (ii) if (a) the Company Board or any committee thereof shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of the Merger or this Agreement, or approved or recommended an Acquisition Proposal (including a Superior Proposal), or (b) the Company Board or any committee thereof shall have resolved to take any of the foregoing actions

     7.2. Effect of Termination. The termination of this Agreement pursuant to the terms of Section 7.1 hereof shall become effective upon delivery to the other party of written notice thereof. In the event of the termination of this Agreement pursuant to the foregoing provisions of this Article VII, there shall be no obligation or liability on the part of any party hereto (except as provided in Section 7.3 hereof) or its stockholders or directors or officers in respect thereof, except (i) for agreements which survive the termination of this Agreement and (ii) for liability that Parent or Merger Sub or the Company might have to the other party or parties arising from a breach of this Agreement due to termination of this Agreement in accordance with Sections 7.1(c) or 7.1(d) or due to the fraudulent or willful misconduct of such party.

     7.3. Fees and Expenses.

     (a) Except as provided in this Section 7.3, whether or not the Merger is consummated or this Agreement terminated, the Company, on the one hand, and Parent and Merger Sub, on the other, shall bear their respective expenses incurred in connection with the Merger, including, without limitation, the preparation, execution and performance of this Agreement and the transactions contemplated hereby, and all fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel and accountants.

     (b) Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated (x) by the Company or Parent pursuant to Section 7.1(b)(ii) or (y) by Parent pursuant to Section 7.1(b)(iv), 7.1(d)(i) or 7.1(d)(ii) hereof, then, in each case, the Company shall (without prejudice to any other rights Parent may have against the Company for breach of this Agreement), reimburse Parent upon demand for all out-of-pocket fees and expenses incurred or paid by or on behalf of Parent or any Affiliate of Parent in connection with this Agreement, the Merger and transactions contemplated herein, including all fees and expenses of counsel, investment banking firm, accountants and consultants.

     (c) Notwithstanding any other provision in this Agreement to the contrary, if (x) this Agreement is terminated by the Company or Parent at a time when Parent is entitled to terminate this Agreement pursuant to Section 7.1(b)(ii) (except if, immediately prior to the Company Stockholder Meeting, an event or condition exists that would result in a Parent Material Adverse Effect) or 7.1(d)(i) (other than due to a breach of Section 5.6(b) or (c) hereof) and, concurrently with or within twelve months after such a termination, the Company shall enter into an agreement, arrangement or binding understanding with respect to an Acquisition Proposal (which shall include, for this purpose, the commencement by a third party of a tender offer or exchange offer or similar transaction directly with the Company's stockholders) with a third party (collectively, a "Third Party Deal") or (y) this Agreement is terminated
                  ----------------
pursuant to Section 7.1(b)(iv), Section 7.1(d)(i) (if such termination results from a breach of Section 5.6(b) or (c) hereof) or 7.1(d)(ii) (except, in the case of 7.1(d)(ii) only, if the Company Board's withdrawal or modification of its approval or recommendation of this Agreement or the Merger occurs after the occurrence of a Parent Material Adverse Effect), then, in each case, the Company shall (in addition to any obligation under Section 7.3(b) hereof and as liquidated damages and not as a penalty or forfeiture) pay to Parent U.S. $2,000,000 (the "Termination Fee") in cash, such payment to be made promptly,
                 ---------------
but in no event later than the second business day following, in the case of clause (x), the later to occur of such termination and the entry into of such Third Party Deal, or, in the case of clause (y), such termination.

     (d) If this Agreement is terminated by the Company pursuant to Section 7.1(c) hereof, Parent shall (without prejudice to any other rights the Company may have against Parent for breach of this Agreement), reimburse the Company upon demand for all out-of-pocket fees and expenses incurred or paid by or on behalf of the Company or any Affiliate of the Company in connection with this Agreement, the Merger and the transactions contemplated herein, including all fees and expenses of counsel, investment banking firm, accountants and consultants.

     (e) The parties acknowledge that the agreements contained in Sections 7.3(b), (c) and (d) hereof are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub on the one hand, and the Company on the other, would not enter into this Agreement. Accordingly, if the Company fails promptly to pay the amounts due pursuant to Sections 7.3(b) and/or (c) hereof, or if Parent fails promptly to pay the amounts due pursuant to Section 7.3(d) hereof, (i) the party failing to so pay shall pay interest on such amounts at the prime rate announced by U.S. Bank National Association, Minneapolis office, in effect on the date the Termination Fee (or fees and expenses) were required to be paid, and (ii) if, in order to obtain such payment, a party commences a suit or takes other action which results in a judgment or other binding determination against the nonpaying party for the fees and expenses in Sections 7.3(b) or 7.3(d) hereof or the Termination Fee, the nonpaying party shall also pay to the party entitled to receive payment its costs and expenses (including reasonable attorneys' fees) in connection with such suit, together with interest payable under the preceding clause (i).

     7.4. Non-solicitation.  If this Agreement is terminated pursuant to this
Article VII, Parent hereby agrees that for a period of one year from the date of such termination, neither Parent nor any of its affiliates will directly solicit the employment of any of the employees of the Company or its Subsidiaries who are named in Section 7.4 of the Company Disclosure Letter or any of the employees who are named in Section 6.2(g) of this Agreement without obtaining the prior written consent of the Company.


                                 ARTICLE VIII

                                 MISCELLANEOUS

     8.1. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     8.2. Waiver. At any time prior to the Effective Date, either Parent of Merger Sub, on the one hand, or the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements of the other party or with any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing duly authorized by and signed on behalf of such party.

     8.3. Notices.

     (a) Any notice or communication to any party hereto shall be duly given if in writing and delivered in person or mailed by first class mail and airmail, if overseas (registered or return receipt requested), facsimile (with receipt electronically acknowledged) or overnight air courier guaranteeing next day delivery, to such other party's address.

     If to Parent:

          UnitedHealth Group Incorporated
          9900 Bren Road East
          Minnetonka, Minnesota 55343
          Attention: General Counsel
          Facsimile No.: (952) 936-0044

     with a copy to:

          James D. Alt
          Dorsey & Whitney LLP
          220 South Sixth Street
          Minneapolis, Minnesota 55402
          Facsimile No.: (612) 340-8738

     If to the Company:

          Lifemark Corporation
          7600 North 16th Street
          Suite 150
          Phoenix, Arizona 85020
          Attention: President
          Facsimile No.: (602) 944-7325

     with a copy to:

          J. Craig Walker
          Bell, Boyd & Lloyd LLC
          Three First National Plaza
          70 West Madison Street
          Chicago, Illinois 60602
          Facsimile No.: (312) 372-2098

     (b) All notices and communications will be deemed to have been duly given at the time delivered by hand, if personally delivered; three business days after being deposited in the mail, if mailed; when sent, if sent by facsimile; and one business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

     8.4. Counterparts. This Agreement may be executed via facsimile in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     8.5. Interpretation. The language used in this Agreement and the other agreements contemplated hereby shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. The headings of articles and sections herein are for convenience of reference, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof. As used in this Agreement, "Person" means any individual, corporation, limited liability company, limited
 ------
or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity; all amounts shall be deemed to be stated in U.S. dollars, unless specifically referenced otherwise.

     8.6. Amendment. This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any
                                               --------  -------
such approval, there shall not be made any amendment that by law requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     8.7.  No Third Party Beneficiaries. Except for the provisions of Section
5.10 hereof (which is intended to be for the benefit of the persons referred to therein, and may be enforced by such persons) nothing in this Agreement shall confer any rights upon any person or entity which is not a party or permitted assignee of a party to this Agreement.

     8.8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

     8.9. Entire Agreement. This Agreement (together with the Exhibits and the Company Disclosure Letter, the Parent Disclosure Letter, and the other documents delivered pursuant hereto or contemplated hereby) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, in each case other than the Confidentiality Agreement.

     8.10. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

                              *    *   *   *   *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers all as of the day and year first above written.

                                    UNITEDHEALTH GROUP
                                    INCORPORATED


                                    By: /s/ David J. Lubben
                                        --------------------------------
                                    Name:  David J. Lubben
                                    Title: Secretary


                                    LEO ACQUISITION CORP.


                                    By: /s/ David J. Lubben
                                        --------------------------------
                                    Name:  David J. Lubben
                                    Title: Secretary


                                    LIFEMARK CORPORATION


                                    By: /s/ Rhonda E. Brede
                                        --------------------------------
                                    Name:  Rhonda E. Brede
                                    Title: President and Chief
                                             Executive Officer